Exhibit 5.2

SIMPSON THACHER & BARTLETT

ICBC TOWER, 35TH FLOOR

3 GARDEN ROAD

HONG KONG

(852) 2514-7600

FACSIMILE (852) 2869-7694

29 May 2013

To:	CHC Helicopter S.A.

4740 Agar Drive

Richmond, BC V7B 1A3

Canada

Dear Sirs,

We have acted as counsel as to matters of English law to CHC Helicopter S.A., a société anonyme organized under the laws of Luxembourg (the “Issuer”), and to the entities listed in the Appendix (the “Relevant Entities”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Issuer and the Relevant Entities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $300,000,000 aggregate principal amount of 9.375% Senior Notes due 2021 (the “Exchange Notes”) and the issuance by the Relevant Entities of guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantees will be issued under an Indenture dated as of May 13, 2013 (the “Indenture”), among the Issuer, the Guarantors (as such term is defined in the Indenture), and The Bank of New York Mellon, as trustee. The Exchange Notes will be offered by the Issuer in exchange for $300,000,000 aggregate principal amount of its outstanding 9.375% Senior Notes due 2021 that were issued on May 13, 2013.

1.	Interpretation

(a)	In this opinion:

“Opinion Documents” means the Indenture and the Exchange Notes (including the Exchange Guarantees).

“Relevant Entities” means the entities listed in the Appendix to this opinion and “Relevant Entity” means each such entity.

(b)	Headings used in this opinion are for ease of reference only and shall not affect its interpretation.

2.	Documents Examined and Searches

In connection with this opinion, we have examined electronic scanned copies of the following documents:

Leiming Chen Philip M.J. Culhane Celia Lam Chris Lin Sinead O’Shea Jin Hyuk Park Youngjin Sohn Kathryn King Sudol Christopher Wong Resident Partners

SIMPSON THACHER & BARTLETT, HONG KONG IS AN AFFILIATE OF SIMPSON THACHER & BARTLETT LLP WITH OFFICES IN:

NEW YORK    BEIJING    HOUSTON    LOS ANGELES    LONDON    PALO ALTO    SÃO PAULO    TOKYO    WASHINGTON, D.C.

017215-0010-14530-Active.14013561.2

SIMPSON THACHER & BARTLETT

(a)	the executed Opinion Documents;

(b)	the minutes of meetings of the Board of Directors of each Relevant Entity held on 6 May 2013;

(c)	the certificate of incorporation of each Relevant Entity; and

(d)	the articles of association of each Relevant Entity in force as at 29 May 2013.

We have also carried out a company search in respect of each Relevant Entity at approximately 10:07 a.m. (London time) on

29 May 2013 at the Companies Registry and made a telephone enquiry at approximately 10:08 a.m. (London time) on 29 May 2013 at the Central Registry of Winding Up Petitions at the High Court in London in respect of each Relevant Entity. Such searches and enquiries revealed no record of any winding up petition, application for an administration order, notice of intention to appoint an administrator or notice of appointment of an administrator having been presented in respect of any Relevant Entity. We have assumed that the information disclosed by such searches and enquiries is accurate, complete and up-to-date, however these searches and enquiries do not necessarily reveal the up-to-date position and are not conclusive as to whether insolvency proceedings have been commenced against any Relevant Entity or its assets. In addition, we have examined, and have relied as to certain matters of fact upon, electronic scanned copies of certificates of officers of each of the Relevant Entities.

Except as specified above in this paragraph 2, for the purpose of giving this opinion we have not examined any other documents or records or made any other searches or enquiries relating to the Relevant Entities or the transactions contemplated by the Opinion Documents.

3.	Applicable Law

This opinion relates only to English domestic law as applied by the courts of England and Wales as at the date of this opinion and not to its conflict of laws rules. We have no responsibility or obligation to update this opinion or the opinions contained herein. We have not investigated, and express no opinion concerning, the laws of any jurisdiction other than England and Wales.

This opinion and any non-contractual obligations and any other matters arising out of or in connection with this opinion are governed by and shall be construed in accordance with English Law. Any person relying on or claiming the benefit of this opinion accepts as a condition to such reliance or benefit that the courts of England and Wales have exclusive jurisdiction to hear and determine any action or claim arising out of or in connection with this opinion.

4.	Assumptions

In giving this opinion we have assumed that:

(a)	all signatures, stamps and seals (as applicable) are genuine and that the Opinion Documents have been executed on behalf of any Relevant Entity party to them by a person referred to and authorized by the minutes specified at paragraph 2(b);

(b)	all documents submitted to us as originals are complete, accurate, up-to-date and authentic;

SIMPSON THACHER & BARTLETT

(c)	all documents submitted to us as copies are true and complete copies of original documents which were complete, accurate, up-to-date and authentic, and were executed in a manner consistent with the decision in the case of R (on the application of Mercury Tax Group and another) v HMRC [2008] EWHC 2721;

(d)	except for documents to which the Issuer or a Relevant Entity is a party, no amendment, waiver or supplement has been made to any document submitted to or examined by us (or to the original document where we have examined a copy), no Opinion Document is affected in any way by any relevant provisions of any other document or agreement, and the Opinion Documents accurately record all terms agreed between the parties;

(e)	the resolutions in the minutes referred to in paragraph 2(b) were passed at properly convened, constituted, quorate and conducted meetings of directors of the Relevant Entities at which all constitutional, statutory and other formalities were observed; each director duly disclosed any interest he may have in the transactions contemplated in each Opinion Document; such resolutions have not been amended, replaced or rescinded and are in full force and effect; the minutes are a true and accurate record of the proceedings at the meetings; and each of the Opinion Documents has been executed on behalf of the Relevant Entities that are party to it by the persons authorised by the relevant minutes referred to in paragraph 2(b);

(f)	the constitutional documents referred to in paragraph 2(d) were up-to-date as at the dates stated;

(g)	the information disclosed by the searches and enquiries carried out was complete, up-to-date and accurate and has not since the date of the relevant searches or enquiries been updated, altered or added to;

(h)	each of the parties to the Opinion Documents (other than the Relevant Entities) has all necessary capacity, power and authority to execute and enter into and to exercise its rights and perform its obligations under the Opinion Documents to which it is a party and that each such party has duly authorised and executed and delivered the Opinion Documents to which it is a party;

(i)	each Opinion Document constitutes legal, valid and binding obligations of each of the parties thereto enforceable against it in accordance with the laws of its jurisdiction of incorporation or establishment, under the laws of England and Wales, under the laws of the State of New York (by which the Opinion Documents are expressed to be governed) and under all other applicable laws;

(j)	each of the Opinion Documents have been delivered by the Relevant Entities that are party to it and is not subject to any escrow or similar arrangement;

(k)	no Relevant Entity was insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (or equivalent legislation in its jurisdiction of incorporation) at the time of entry into any of the Opinion Documents and no Relevant Entity was or became, or will be or become, as a result of entering into the Opinion Documents or the transactions contemplated by them, insolvent or unable to pay its debts within the meaning of that section;

(l)	notwithstanding the searches referred to in paragraph 2, no application has been made or petition presented to a court, no order has been made, the Relevant Entities have

SIMPSON THACHER & BARTLETT

not given notice or passed any resolution, and no other step has been taken by any person, to liquidate or wind up the Relevant Entities or to commence any other bankruptcy, administration or insolvency proceeding relating to the Relevant Entities or to appoint a receiver, administrator, liquidator or like officer in respect of the Relevant Entities or any of their assets and no voluntary arrangement has been proposed or moratorium obtained in respect of the Relevant Entities (or in any such case any analogous act in any other applicable jurisdiction);

(m)	in entering into the Opinion Documents, each party was and is acting as principal, in good faith and for the purpose of carrying on its business and there are reasonable grounds for believing that exercising its rights and assuming its obligations under the Opinion Documents is in the best interests of such party and, in the case of each Relevant Entity, will promote the success of such Relevant Entity for the benefit of its members as a whole;

(n)	no proceedings have been instituted or injunction granted against any of the Relevant Entities to restrain it from entering into or performing any of its obligations under the Opinion Documents and the Opinion Documents have not been entered into by any party in connection with money laundering or any other unlawful activity;

(o)	all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) and the Financial Services Act 2012 (the “FS Act”) and any applicable regulation made under them have been complied with in respect of any Opinion Document and the marketing, offering and/or issue of the Exchange Notes, that no Opinion Document was entered into in consequence of a communication made in breach of Section 21(1) of FSMA and that any party to any of the Opinion Documents which is subject to the supervision of any regulatory authority in the United Kingdom or is carrying on, or purporting to carry on, a regulated activity in the United Kingdom within the meaning of FSMA has complied with and will comply with the requirements of such regulatory authority or FSMA, as the case may be, in connection with the marketing, offering and/or issue of the Exchange Notes;

(p)	the choice of governing law of the Opinion Documents is bona fide and has not been made to avoid certain principles of law that would otherwise be the proper law of the Opinion Documents;

(q)	the issue of the Exchange Notes will not cause any limit on borrowings to which any Relevant Entity is subject (other than any such limit in its articles of association) to be exceeded;

(r)	any foreign law which may apply with respect to the Relevant Entities, the Opinion Documents or the transactions contemplated thereby (including any directive or regulation or ruling of the European Commission or the European Court of Justice which has not been incorporated into English law) would not be such as to affect any of the conclusions stated in this opinion; and

(s)	the statements made by the officers in the certificates of officers of each of the Relevant Entities examined by us are true and correct.

SIMPSON THACHER & BARTLETT

5.	Opinions

Based upon and subject to the foregoing and to the qualifications and limitations set out below, we are of the opinion that:

(a)	each of the Relevant Entities has been duly incorporated and is validly existing under the laws of England and Wales with full power, authority and capacity to carry on its business and own its properties within any limits stated in its respective articles of association;

(b)	each Relevant Entity has the corporate power, authority and capacity to execute and deliver the Opinion Documents to which it is a party and to undertake and perform the obligations expressed to be assumed by it thereunder; and

(c)	each of the Opinion Documents has been duly and validly approved, signed and executed on behalf of the Relevant Entities party thereto.

This opinion is limited to the matters expressly stated in this paragraph 5 and does not extend to any other matters.

6.	Qualifications and Limitations

This opinion is qualified and limited by, and subject to, the following qualifications and limitations:

(a)	Any limitations arising from a reconstruction, arrangement or compromise, a scheme within the meaning of Part VII of FSMA, bankruptcy, insolvency, liquidation, administration, reorganisation or similar laws affecting the rights of creditors generally.

(b)	No opinion is given as to matters of fact and we have assumed that there are no facts which would affect the conclusions given in this opinion.

(c)	We express no opinion as to compliance or otherwise with any regulatory, listing, issuance of securities, disclosure, insider dealing or similar law including, without limitation, FSMA or the FS Act (and any related regulations or legislation).

(d)	We have not considered the particular circumstances of the addressee to this letter or the effect of these circumstances on the Opinion Documents.

7.	Reliance

(a)	This opinion letter is given for your benefit in connection with the Opinion Documents.

(b)	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Yours faithfully,

Simpson Thacher & Bartlett

/s/ Simpson Thacher & Bartlett

SIMPSON THACHER & BARTLETT

APPENDIX 1

Relevant Entities

Heli-One Holdings (UK) Limited

Heliworld Leasing Limited

Management Aviation Limited